Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
May 2, 2024	TRADED: Nasdaq

LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, May 2 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal third quarter ended March 31, 2024.
Summary
•Consolidated net sales increased 1.4% to a third quarter record $471.4 million versus $464.9 million last year. Retail net sales improved 0.3% to $248.1 million while Foodservice net sales grew 2.6% to $223.4 million.
•Consolidated gross profit increased $10.3 million, or 10.9%, to $104.5 million driven by favorability in our pricing net of commodity costs, or PNOC, our ongoing cost savings initiatives, and volume growth. Consolidated gross profit was unfavorably impacted by a $2.6 million inventory write-down resulting from the decision to exit our perimeter-of-the-store bakery product lines, specifically our Flatout® and Angelic Bakehouse® brands, which were not significant contributors to our overall financial results.
•Consolidated operating income increased $5.7 million to $35.1 million due to solid growth in the underlying performance of the business partially offset by the impacts of our decision to exit our perimeter-of-the-store bakery product lines which resulted in costs totaling $14.7 million. The exit costs include $12.1 million in restructuring and impairment charges and the $2.6 million inventory write-down. Of the $12.1 million in restructuring and impairment charges, noncash impairment charges for fixed assets and intangible assets accounted for $10.7 million.
•Net income was $1.03 per diluted share versus $0.89 per diluted share last year. The exit costs reduced current-year net income by $0.41 per diluted share.
CEO David A. Ciesinski commented, “We completed our fiscal third quarter with record net sales of $471.4 million. In the Retail segment, net sales increased 0.3% to $248.1 million driven by volume gains for our successful licensing program, led by Chick-fil-A® sauces and dressings; our newly introduced Subway® sandwich sauces and Texas Roadhouse® steak sauces; and Olive Garden® dressings. Sales volume for the Retail segment, measured in pounds shipped, increased 1.5%, outpacing the sales dollar growth as we invested in trade spending that supported household penetration growth and new items. Retail segment sales compare to a strong quarter last year when net sales increased 16.0% and volume was up 6.1%. In our Foodservice segment, net sales increased 2.6% to $223.4 million while Foodservice sales volume grew 3.9% as increased demand from several of our national chain restaurant customers and volume gains for our Marzetti® branded Foodservice products more than offset deflationary pricing in the segment.”
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“Our reported gross profit margin improved 190 basis points versus last year to 22.2%, which reflects favorable pricing net of commodity costs, or PNOC, following two years of unprecedented inflation, in addition to the positive impacts of our cost savings initiatives and volume growth. The $2.6 million inventory write-down reduced gross profit margin by about 50 basis points.”
“Following a review of our product portfolio, we made the difficult decision to exit our perimeter-of-the-store bakery product lines, specifically our Flatout and Angelic Bakehouse brands, which were not significant contributors to our overall financial results. Both brands were typically sold in the deli section of the grocery store with product offerings that included Flatout flatbread wraps and pizza crusts and Angelic Bakehouse sprouted grain bread loaves and wraps. Unfortunately, due to a lack of scale and direct-to-store distribution capabilities, we were not able to achieve the desired operational or financial performance for these product lines. Production at both the Flatout and Angelic Bakehouse facilities ended on March 12, 2024. I extend my sincere thanks to the Flatout and Angelic employees for their dedicated service during their tenure with our company. With our decision to exit these product lines now behind us, we will direct even greater focus toward the continued growth of our core retail brands, including New York BRAND® Bakery, Sister Schubert’s® and Marzetti®; our retail licensing program; and our foodservice business.”
“Looking ahead to our fiscal fourth quarter, we anticipate Retail sales will continue to benefit from our licensing program, including incremental growth from the recent additions of Subway and Texas Roadhouse sauces. In the Foodservice segment, we expect continued volume growth from select quick-service restaurant customers and our branded Foodservice products, while deflationary pricing is projected to remain a headwind to Foodservice segment net sales.”
Third Quarter Results
Consolidated net sales increased 1.4% to a third quarter record $471.4 million versus $464.9 million last year. Retail segment net sales improved 0.3% to $248.1 million while Retail segment sales volume, measured in pounds shipped, was up 1.5%, driven by higher demand for our licensed dressings and sauces. In the Foodservice segment, net sales grew 2.6% to $223.4 million despite deflationary pricing. Foodservice sales volume increased 3.9% led by volume gains from select quick-service restaurant and pizza chain customers in our mix of national accounts along with higher demand for our Marzetti branded Foodservice products.
Consolidated gross profit increased $10.3 million, or 10.9%, to a third quarter record $104.5 million, which reflects favorable PNOC, our ongoing cost savings initiatives, and volume growth. Consolidated gross profit was unfavorably impacted by a $2.6 million inventory write-down resulting from the company’s decision to exit our perimeter-of-the-store bakery product lines, specifically our Flatout and Angelic Bakehouse brands.
SG&A expenses declined $7.6 million to $57.2 million, driven by the continued wind down of our expenditures for Project Ascent, our ERP initiative, which decreased $5.7 million to $1.9 million versus $7.6 million last year. SG&A expenses in the prior-year quarter also included some nonrecurring legal charges for closed operations.
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The restructuring and impairment charges of $12.1 million resulted from our decision to exit our perimeter-of-the-store bakery product lines. The $12.1 million total includes noncash impairment charges of approximately $6.2 million for fixed assets and $4.5 million for intangible assets.
Consolidated operating income increased $5.7 million to $35.1 million, driven by favorable PNOC, the lower SG&A expenses, our ongoing cost savings initiatives, and volume growth. Consolidated operating income growth was unfavorably impacted by the $12.1 million in restructuring and impairment charges and the $2.6 million inventory write-down. The restructuring and impairment charges were not allocated to our two reportable segments whereas the inventory write-down was recorded in our Retail segment.
Net income increased $3.8 million to $28.4 million, or $1.03 per diluted share, versus $0.89 per diluted share last year. In the current-year quarter, costs related to our decision to exit our perimeter-of-the-store bakery product lines reduced net income by a total of $11.3 million, or $0.41 per diluted share. These exit costs included the restructuring and impairment charges, which reduced net income by $9.3 million, or $0.34 per diluted share, and the inventory write-down, which reduced net income by $2.0 million, or $0.07 per diluted share. Expenditures for Project Ascent decreased net income by $1.5 million, or $0.05 per diluted share, in the current-year quarter compared to $5.9 million, or $0.21 per diluted share, in the prior-year quarter. Net income and earnings per diluted share in the prior-year quarter benefited from a lower overall effective tax rate.
Fiscal Year-to-Date Results
For the nine months ended March 31, 2024, net sales increased 3.7% to $1.42 billion compared to $1.37 billion a year ago. Net income for the nine-month period totaled $123.8 million, or $4.50 per diluted share, versus the prior-year amount of $102.1 million, or $3.71 per diluted share. In the current-year period, costs related to our decision to exit our perimeter-of-the-store bakery product lines reduced net income by a total of $11.3 million, or $0.41 per diluted share. These exit costs included the restructuring and impairment charges, which reduced net income by $9.3 million, or $0.34 per diluted share, and the inventory write-down, which reduced net income by $2.0 million, or $0.07 per diluted share. Expenditures for Project Ascent reduced net income by $5.9 million, or $0.22 per diluted share, in the current-year period compared to $18.7 million, or $0.68 per diluted share, in the prior-year period.
Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, May 2, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
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Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•efficiencies in plant operations and our overall supply chain network;
•price and product competition;
•the impact of customer store brands on our branded retail volumes;
•adequate supply of labor for our manufacturing facilities;
•stability of labor relations;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•inflationary pressures resulting in higher input costs;
•fluctuations in the cost and availability of ingredients and packaging;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•the impact of any regulatory matters affecting our food business, including any additional requirements imposed by the FDA or any state or local government;
•dependence on key personnel and changes in key personnel;
•cyber-security incidents, information technology disruptions, and data breaches;
•the potential for loss of larger programs or key customer relationships;
•failure to maintain or renew license agreements;
•geopolitical events, such as Russia’s invasion of Ukraine, that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•changes in demand for our products, which may result from changes in consumer behavior or loss of brand reputation or customer goodwill;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the extent to which good-fitting business acquisitions are identified, acceptably integrated, and achieve operational and financial performance objectives;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•changes in estimates in critical accounting judgments;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

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Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Net sales	$471,446	$464,935	$1,418,934	$1,367,866
Cost of sales	366,952	370,698	1,084,250	1,072,472
Gross profit	104,494	94,237	334,684	295,394
Selling, general & administrative expenses	57,211	64,829	164,872	165,361
Restructuring and impairment charges	12,137	—	12,137	—
Operating income	35,146	29,408	157,675	130,033
Other, net	1,748	607	4,030	815
Income before income taxes	36,894	30,015	161,705	130,848
Taxes based on income	8,544	5,460	37,920	28,728
Net income	$28,350	$24,555	$123,785	$102,120

Net income per common share: (a)
Basic and diluted	$1.03	$0.89	$4.50	$3.71

Cash dividends per common share	$0.90	$0.85	$2.65	$2.50

Weighted average common shares outstanding:
Basic	27,436	27,465	27,437	27,462
Diluted	27,451	27,487	27,455	27,479

(a)        Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
NET SALES
Retail	$248,054	$247,208	$754,230	$729,187
Foodservice	223,392	217,727	664,704	638,679
Total Net Sales	$471,446	$464,935	$1,418,934	$1,367,866

OPERATING INCOME
Retail	$47,313	$36,943	$159,958	$129,195
Foodservice	24,334	22,405	78,112	81,030
Nonallocated Restructuring and Impairment Charges	(12,137)	—	(12,137)	—
Corporate Expenses	(24,364)	(29,940)	(68,258)	(80,192)
Total Operating Income	$35,146	$29,408	$157,675	$130,033

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2024	June 30, 2023
ASSETS
Current assets:
Cash and equivalents	$164,756	$88,473
Receivables	102,637	114,967
Inventories	161,088	158,265
Other current assets	12,250	12,758
Total current assets	440,731	374,463
Net property, plant and equipment	483,662	482,206
Other assets	247,619	256,325
Total assets	$1,172,012	$1,112,994

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$120,528	$111,758
Accrued liabilities	69,258	56,994
Total current liabilities	189,786	168,752
Noncurrent liabilities and deferred income taxes	69,374	81,975
Shareholders’ equity	912,852	862,267
Total liabilities and shareholders’ equity	$1,172,012	$1,112,994
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